Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this registration statement of Form S-3 of Jones Lang LaSalle Incorporated filed on August 15, 2008 of our report dated August 8, 2008, relating to our audit of the consolidated financial statements of Staubach Holdings, Inc. as of and for the nine months ended March 31, 2008, which is included the Current Report on Form 8-K/A filed by Jones Lang LaSalle incorporated on August 15, 2008.  We also consent to the reference of our firm under the caption “Experts” in such registration statement.

/s/ McGladrey & Pullen, LLP

McGladrey & Pullen, LLP
Dallas, Texas
August 15. 2008